Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	1,250,000	(3)	$3.03	(2)	$3,787,500	$0.00011020	$417.38

Total Offering Amounts							$3,787,500		$417.38

Fees Previously Paid									$0

Fee due									$417.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock, par value $0.00001, (the “Common Stock”) that may be issued pursuant to the letter agreement between the Registrant and Greenle Partners LLC Series Alpha and Greenle Partners LLC Series Beta (together, the “Selling Stockholder”), dated April 16, 2023, as amended by the letter agreement dated June 19, 2023, as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s Common Stock.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(g) of the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported in the consolidated reporting system by the Nasdaq Capital Market on June 16, 2023.
(3)	Represents 1,250,000 shares of Common Stock underlying warrants issued by the Registrant to the Selling Stockholder.